Exhibit 99.1

LASALLE HOTEL PROPERTIES ACQUIRES THE LE PARC SUITE HOTEL IN WEST HOLLYWOOD, CALIFORNIA

BETHESDA, MD, January 30, 2006 — LaSalle Hotel Properties (NYSE: LHO) today announced it has acquired the Le Parc Suite Hotel in West Hollywood, California, for $47.0 million. The independent upscale hotel features 154 spacious suites and is located within a serene and quiet neighborhood in the heart of West Hollywood, near Melrose Avenue and La Cienega Boulevard, just minutes from Sunset and Santa Monica Boulevards. The Le Parc Suite Hotel will continue to be managed by Outrigger Lodging Services (“OLS”), which manages the Company’s Le Montrose Suite Hotel and the Grafton on Sunset, also located in West Hollywood.

The beautifully appointed guest suites range from 650 to 950 square feet and include a private balcony, living area, dining area, kitchenette and fireplace. The hotel features a rooftop pool with cabanas, tennis court, whirlpool and spectacular views of the Hollywood Hills and downtown Los Angeles. The hotel’s restaurant, Knoll at Le Parc, was recently renovated and serves award-winning American cuisine. Other amenities include a full service fitness facility and a business center.

“We are excited to acquire this premier West Hollywood hotel,” remarked Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “The asset is centrally located among Hollywood, downtown Los Angeles, Beverly Hills, area beaches and the Los Angeles International Airport. The hotel’s multitude of amenities, unique and spacious accommodations and convenient location make it an attractive option for leisure and business travelers.”

“We are delighted to expand our long standing relationship with Outrigger Lodging Services, which dates back to the acquisition of Le Montrose in 1994,” continued Mr. Bortz. “OLS is very knowledgeable of the unique West Hollywood hotel market and has substantial experience operating distinctive properties like Le Parc, Grafton on Sunset and Le Montrose. The West Hollywood market continues to be very strong with occupancies in the upper 70s that allow for significant ADR growth; and with limited supply growth, the market should continue to be attractive.”

John Fitts, President and CEO of OLS said, “We are pleased to expand our relationship with LaSalle Hotel Properties and their outstanding team. We have enjoyed a long association with LaSalle and look forward to continuing to nurture these three unique hotels.”

The $47.0 million purchase price includes the Company’s assumption of a $15.7 million loan secured by the hotel with a fixed annual interest rate of 7.78%. The impact of the Le Parc acquisition was included in the Company’s 2006 outlook provided on January 13, 2006. As a result, the Company’s 2006 outlook remains unchanged.

Outrigger Lodging Services, located in Encino, California, owns and operates hotels throughout the United States. The firm is associated with Outrigger Hotels & Resorts, headquartered in Hawaii, which owns and manages more than 40 hotels and resorts throughout Hawaii and the Pacific Rim. OLS currently operates, or has operated, a full range of hotel products, including Marriott, Sheraton, Hilton, Residence Inn, Holiday Inn, Radisson, as well as many limited-service brands. In addition to branded hotels, OLS currently operates upscale boutique hotels providing creative management and sales support to ensure they are able to compete successfully against branded competition. OLS has grown rapidly by providing aggressive and professional management for private investors and institutional owners. OLS is owned jointly by Outrigger Hotels & Resorts and John Fitts, President/CEO, a veteran hotelier with 38 years of experience in the lodging industry.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, owning interests in 27 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 15 markets in 11 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier hotel operating companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Hilton Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the West Hollywood market. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, and (viii) the risk factors discussed in the Company’s Annual Report on Form 10-K. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

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